EXHIBIT 99

Financial contact: Alan Shuler, Chief Financial Officer, Datakey, 952-808-2349, or alan.shuler@datakey.com

NEWS FOR IMMEDIATE RELEASE

Datakey Announces $3.12 Million In New Financing

MINNEAPOLIS, October 27, 2003 — Datakey, Inc. (Nasdaq: DKEY), a trusted developer of smart card solutions for securing e-business, announced today that it has obtained $3.12 million in new financing from a group of accredited investors including three of its largest existing shareholders. In two separate transactions, the Company received $1.12 million from the exercise of existing warrants and $2 million from a convertible debt financing.

Current holders of the Company’s 1,600,000 warrants issued in February, 2001 exercised all their warrants in connection with a re-pricing offer of $0.70 per share as more fully described in an amendment to the S-3 registration statement. The re-pricing offer included the grant of one new warrant priced at $0.77 per share for each warrant exercised.

The convertible debt has a term of 12 months, is secured by assets of the Company and is convertible into the Company’s common shares at $1.25 per share. Investors were also granted 4,000,000 warrants with an exercise price of $0.77 per share.

“We are pleased to have closed these financing transactions providing the funding required to accelerate the sales and marketing efforts for our new Datakey Axis product”, said Tim Russell, president and CEO of Datakey. “We are excited about the market reception for Datakey Axis and we now have the capital resources to execute our plan.”

The new financing proceeds are exclusive of expenses estimated to be $70,000. Based on current revenue levels this additional financing is sufficient to fund the Company’s operations for the next year. After one year the Company will be required to repay the $2,000,000 loan with new debt or equity financing or convert the loan to equity at the option of the loan investors. The Company can make no assurances that such new financing will be available at acceptable terms or at all.

About Datakey Inc.
 Datakey Inc. focuses on delivering complete smart card-based solutions that simplify access throughout the enterprise. Our solutions significantly increase the convenience and security for users logging into company resources by consolidating all digital credentials — including passwords, digital certificates, VPN credentials and biometric data — onto one smart card and automating access through a single sign-on. Datakey’s fully integrated smart card-based single sign-on systems allow our customers to automatically enforce stronger access controls while at the same time eliminating the need for the user to remember and manage multiple complex passwords.